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                                                                   EXHIBIT 10.62
                               [CYTEL LETTERHEAD]



December 2, 1998

James C. Paulson, Ph.D.
Vice President, Chief Scientific Officer
And General Manager/Glytec
Cytel Corporation
9393 Towne Centre Drive
San Diego, CA  92121

Dear Jim:

This letter will confirm our conversation of November 24, 1998 and respond to your letter dated November 23, 1998. Cytel accepts the withdrawal of your resignation as an employee and accepts the resignation that you have tendered as a member of the Board of Directors of Cytel, effective December 4, 1998.

Although we do not agree on the series of events that have transpired since May of this year as set forth in your November 24th letter, we have discussed and agreed upon several matters relating to your prospective separation from Cytel. This letter serves to memorialize our agreement with respect to these matters.

With regard to your right to receive severance benefits under your Severance Benefits Agreement ("Agreement") dated February 2, 1998, Cytel agrees that you will be entitled to receive the severance benefits specified in the Agreement upon the earlier of (i) the closing of a Glytec transaction, or (ii) February 15, 1999.

You have also previously requested through your counsel that Cytel agree to extend the period of time that you have to exercise your stock options upon your separation from the company so that you have a two-year period from your last day of employment at Cytel. I believe that this is a reasonable request and agree that I will recommend this proposal for approval by the Compensation Committee at its December meeting.

Previously, you had requested that Cytel pay the legal expenses that you are incurring with Larry Sherman, but I cannot recommended this to the Compensation Committee. Finally, this will confirm that Cytel is not prepared to transfer rights to the GTI program as part of your severance arrangement. We would, of course, be willing to consider the terms of any proposal you might make for acquiring rights to the GTI program from Cytel.



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If you have any questions or comments regarding the matters set forth in this letter, please do not hesitate to contact me. Otherwise, please countersign this letter as indicated below and return it to my attention. You make keep the second executed copy enclosed herewith for your records.

Very truly yours,

Cytel Corporation


Virgil Thompson
President and Chief Executive Officer

cc:    Lawrence M. Sherman


/s/ James C. Paulson, Ph.D
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    James C. Paulson, Ph.D                                         Date


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                               [CYTEL LETTERHEAD]

December 23, 1998



James C. Paulson, Ph.D.
Vice President, Chief Scientific Officer
     and General Manager/Glytec
Cytel Corporation
9393 Towne Centre Drive
San Diego, CA  92121


Dear Jim:

In follow-up to my letter of December 2, 1998, this letter will further clarify our agreement regarding certain outstanding issues related to your separation of employment with Cytel Corporation (the "Company").

As I previously informed you, the Compensation Committee has met and approved an extension of the period of time that you have to exercise your stock options such that you will have a period of one year from your last day of employment at the Company. You understand that this will be an amendment to your stock option agreement and will convert your stock options from incentive stock options to non-qualified stock options, which will affect their tax treatment.

With regard to your right to receive accelerated vesting of your stock options under your Severance Benefits Agreement dated February 2, 1998 ("Agreement"), the Company has determined that you will only be eligible to receive accelerated vesting as follows: (i) if your termination occurs no earlier than February 15, 1999 and a Glytec Transaction has not yet occurred, you shall be entitled to receive six months of accelerated vesting; or (ii) if your termination occurs following a Glytec Transaction, the vesting of each outstanding stock option that you currently hold shall be accelerated as to fifty percent (50%) of your then unvested shares. For purposes of this letter agreement and the letter agreement of December 2, 1998, a "Glytec Transaction" shall mean a sale of all, or substantially all, of the assets of Cytel's carbohydrate manufacturing business (known as the Glytec Business Unit) to a third-party, whether through a merger, sale of a stock or sale of assets.

If you have any questions or comments regarding the matters, please contact me. Otherwise, please countersign this letter as indicated below and return it to my attention. You make keep the second executed copy enclosed herewith for your records.

Very truly yours,

CYTEL CORPORATION

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Virgil Thompson
President and Chief Executive Officer

cc:    Lawrence M. Sherman


/s/ James C. Paulson, Ph.D
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    James C. Paulson, Ph.D                                        Date